Exhibit 99.1
Item 6. Selected Financial Data
     The selected financial data set forth in the following tables is derived from the audited financial statements of the Company for each of the fiscal years in the five year period ended December 31, 2005. This information should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations, and the consolidated financial statements of the Company and the notes thereto included in Exhibits 99.2 and 99.3 filed herewith.
     The selected financial data has been restated to reflect the retrospective application of Statement of Financial Accounting Standard No. 123R, Share Based Payment (FAS 123R). The adoption of FAS 123R, together with the impacts on the Company’s financial position and results of operations, are discussed more fully in Item 7, Management’s Discussion and Analysis of Financial Conditions and Results of Operations, as included in Exhibit 99.2 filed herewith.
FINANCIAL HIGHLIGHTS

	Years Ended December 31,
	2005	2004	2003	2002	2001
	(Dollars in thousands, except per share data)
Selected Financial Condition Data:
Total assets	$641,523	$611,983	$609,465	$546,390	$490,281
Loans, net, including loans held for sale	436,841	419,379	426,043	384,517	394,744
Investment securities held-to-maturity (1)	50	149	942	1,143	1,554
Investment securities available-for-sale	125,190	124,763	87,712	82,638	46,391
Deposits	507,916	495,777	496,257	431,964	415,279
Total borrowings	65,737	49,661	54,396	59,700	30,000
Trust preferred securities	20,000	20,000	10,000	10,000	—
Stockholders’ equity	43,103	43,306	45,697	41,093	41,192
Shares outstanding (3)	2,262,939	2,380,666	2,606,022	2,331,762	2,432,716
For the period:
Net interest income after provision for loan losses	$18,382	$17,548	$11,358	$12,037	$13,528
Net income	4,084	4,626	1,035	2,229	3,256
Per common share (3):
Book value per share outstanding	$19.05	$18.19	$17.54	$17.62	$16.93
Tangible book value per share outstanding (2)	11.85	12.21	12.69	15.80	15.11
Basic earnings per share	1.74	1.86	0.49	.94	1.34
Diluted earnings per share	1.73	1.85	0.49	.93	1.31
Financial ratios:
Stockholders’ equity to total assets	6.72%	7.08%	7.50%	7.52%	8.40%
Non-performing assets to total assets	0.86%	1.64%	1.00%	2.03%	0.45%
Net charge-offs to average loans	0.44%	0.77%	1.53%	0.01%	0.02%
Net interest margin	3.41%	3.42%	3.16%	3.22%	3.16%
Efficiency ratio (5)	75.75%	68.47%	74.80%	65.43%	71.03%
Return on average assets	0.65%	0.76%	0.19%	0.42%	0.69%
Return on average stockholders’ equity	9.28%	10.37%	3.04%	5.41%	8.18%
Average equity to average assets	6.96%	7.31%	6.33%	7.70%	8.41%
Dividend payout Ratio (4)	—	4.03%	61.22%	15.51%	8.96%

(1)	Includes certificates of deposit.

(2)	Calculated by subtracting goodwill and other intangible assets from stockholders’ equity.

(3)	All share and per share information for years prior to 2003 has been restated for the 2 for 1 stock split in October 2003.

(4)	Calculated by dividing dividends per share by earnings per share.

(5)	Calculated as noninterest expense divided by fully tax equivalent net interest income plus noninterest income excluding securities gains.